Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-74242 and 333-123999) pertaining to the financial statements of the Acuity Brands, Inc. 401(k) Plan, Acuity Lighting Group, Inc. 401(k) Plan for Hourly Employees, Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees, and Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees Covered by a Collective Bargaining Agreement (collectively, the “Plans”) of Acuity Brands, Inc., of our report dated June 25, 2008, with respect to the financial statements and schedule of the Plans included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Atlanta, Georgia

June 25, 2008